Exhibit 23.1

802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated September 12, 2018 relating to the financial statements of Canary RX, Inc., appearing in this Current Report on Form 8-K dated September 12, 2018, for the years ended December 31, 2017 and 2016. Our report dated September 12, 2018, with respect to those financial statements, includes an emphasis of matter paragraph relating to the uncertainty of Canary RX, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

September 12, 2018